NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held August 21, 1997

To the Stockholders of Todd Shipyards Corporation:

NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Meeting") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), will be held on Thursday, August 21, 1997, 9:00 a.m., local time, in the Meisnest Room (3rd Floor) of the Washington Athletic Club at 1325 Sixth Avenue in Seattle, Washington, for the following purposes:

1.   To elect six directors to serve until the 1997 Annual
Meeting of Stockholders and until their successors are duly elected and qualified;
2. To ratify the appointment of Ernst & Young LLP as independent public accountants; and
3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of the Company fixed the close of business on June 20, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only holders of the Company's common stock, $.01 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by a Company stockholder, for purposes related to the Meeting, for a period of ten days prior to the meeting, at the Company's corporate offices located at 1801 16th Avenue S.W., Seattle, Washington.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy card or voting instruction card (whichever is enclosed) and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you choose, you may still vote in person at the meeting even though you previously submitted your proxy.

By order of the Board of Directors

/s/ Michael G. Marsh
Michael G. Marsh
Secretary

Seattle, Washington
June 30, 1997

TODD SHIPYARDS CORPORATION
1801 16th Avenue Southwest
Seattle, Washington 98134
-----------------------------

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
August 21, 1997

---------------------------

GENERAL INFORMATION
This proxy statement and the accompanying proxy card or voting instruction card (as the case may be) are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), to be used at the 1997 Annual Meeting of Stockholders of the Company to be held on Thursday, August 21, 1997 at 9:00 a.m. local time, in the Meisnest Room (3rd Floor)of the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, and at any adjournment or postponement thereof (the "Meeting"). This proxy statement and the accompanying proxy card or voting instruction card are first being mailed to the holders of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about July 1, 1997.

Stockholders of the Company represented at the meeting in person or by proxy will consider and vote upon (i) the election of six directors to serve until the 1998 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified, (ii) a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants, and (iii) such other business as may properly come before the Meeting. The Company is not aware of any other business to be presented for consideration at the Meeting.
______________________________________________
PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Meeting, stockholders will elect six directors, each of whom will serve until the next Annual Meeting of Stockholders or until his respective successor shall have been elected and qualified or until his earlier resignation or removal. The shares represented by proxy will be voted in favor of the election of the persons named below unless authorization to do so is withheld in the proxy. In the event that any of the nominees should be unavailable to serve as a director, which is not presently anticipated, it is the intention of the persons named in the proxy card to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES IDENTIFIED BELOW.
______________________________________________

Information Concerning the Nominees
The following sets forth the name of each Nominee for election to the Board of Directors, his age, his principal occupation for at least the past five years and the period during which he has served as a director of the Company. All Nominees are currently directors. Each Nominee was nominated by the Board of Directors for election as director.

Brent D. Baird (Age 58) - director since 1992
Since January 1992 to the present, Mr. Baird has been a private investor. Mr. Baird was a general partner with Trubee, Collins & Co., a member firm of the New York Stock Exchange, from April 1970 to December 1983. From January 1984 through December 1991, Mr. Baird was a limited partner with Trubee, Collins & Co. Mr. Baird serves as a member of the board of directors of First Empire State Corporation, Oglebay Norton Company, First Carolina Investors, Inc., Merchant's Group, Inc., and Exolon-ESK, Inc.

Steven A. Clifford (Age 54) - director since 1993
Since 1992, Mr. Clifford has served as Chairman and CEO of National Mobile Television, Inc. From 1979-1992 he served as President and CEO (1987-1992) of King Broadcasting Company, Inc. and as Vice President-Finance (1979-1987). Mr. Clifford serves on the Board of Directors of U.S. Bank, and Harbor Properties Inc.

Patrick W.E. Hodgson (Age 57) - director since 1992, Chairman since 1993
Mr. Hodgson has served as President of Cinnamon Investments, Ltd. (real estate and other investments) since 1981. From 1964 to 1989 he was also president of London Machinery Co. Ltd., a manufacturer of concrete and road machinery. Mr. Hodgson serves as a member of the Board of Directors of First Empire State Corporation, Exolon-ESK, Inc., First Carolina Investors, Inc. and Scott's Restaurants, Inc.

Joseph D. Lehrer (Age 48) - director since 1992
Mr. Lehrer has been a stockholder and officer of Greensfelder, Hemker & Gale, P.C. and a partner of its previous partnership (law firm) since 1980. He has specialized in a corporate finance and mergers and acquisition practice involving public and private corporations. Mr. Lehrer serves as a director of several privately-held corporations.

Philip N. Robinson (Age 60) - director since 1992
Since May 1992, Mr. Robinson has been Vice President of Van Kasper & Company (private brokerage). From 1981 to 1987 and from 1988 to May 1992 Mr. Robinson was a Senior Vice President with Seidler Amdec Securities. Mr. Robinson was a Vice-President with Froley Revy & Co. from 1987 to 1988.

John D. Weil (Age 56) - director since 1993
Since 1973, Mr. Weil has been the President of Clayton Management Co., a private investment management company. Mr. Weil is a member of the board of directors of Physicians Insurance Company of Ohio, Cliffs Drilling Company, CleveTrust Realty Investors and Oglebay Norton Company.

MEETINGS AND COMMITTEES OF THE BOARD
The Board of Directors held four (4) meetings during the Company's 1997 fiscal year. Each of the directors participated in all such meetings and all committee members participated in all committee meetings held during the period. The Board of Directors has established the following standing committees:

Executive Committee. During intervals between meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. The current members of the Executive Committee are Messrs. Baird, Hodgson and Weil. The Executive Committee did not meet during the Company's 1997 fiscal year.

Audit Committee. The principal responsibilities of the Audit Committee are to recommend an accounting firm to conduct an annual audit of the Company's consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Messrs. Baird, Lehrer and Robinson. The Audit Committee held one
(1) meeting during fiscal 1997.

Compensation Committee. The principal responsibilities of the Compensation Committee are to establish and periodically review matters involving executive compensation; to recommend changes in employee benefit programs; and to provide counsel on key personnel selection, effective succession planning and development programs for all corporate officers. The current members of the Compensation Committee are Messrs. Clifford and Weil. The Compensation Committee did not hold a meeting during the Company's 1997 fiscal year.

Fees for Board and Committee Service
Directors who are compensated as full-time employees of the Company receive no additional compensation for service on the Board of Directors or its committees. Each director who is not a full-time employee of the Company is paid $12,000 per annum. Directors also receive an attendance fee of $1,000 for each meeting and are reimbursed expenses for attendance at Board and committee meetings.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all
Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal year 1997 have been complied with on a timely basis, except for two reports filed late by John D. Weil. A Form 4 was filed in June 1997 for purchases by Mr. Weil in August 1996 and a Form 4 was filed in June 1997 reflecting changes, effective November 1, 1996, in the form of beneficial ownership of certain shares.

EXECUTIVE OFFICERS
The following is a list of the Executive Officers of the Company:
 Patrick W.E. Hodgson    Chairman and Chief Executive Officer
 Stephen G. Welch        Vice President, Chief Financial Officer
and Treasurer
 Michael G. Marsh        Secretary and General Counsel
 Roland H. Webb          President and Chief Operating Officer
                         (Todd Pacific Shipyards Corporation)

Biographical information with respect to executive officers who have been employed by the Company for less than five years is presented below except as to Mr. Hodgson, who also serves as a director and nominee and whose biography appears above.

Stephen G. Welch (age 40) - Officer since 1994
Mr. Welch joined the Company on March 14, 1994 as Vice President of the Company and Chief Operating Officer of TSI Management, Inc., a wholly owned subsidiary of the Company. Mr. Welch was elected Chief Executive Officer of Elettra Broadcasting, Inc., another wholly owned subsidiary of the Company in May 1995. Mr. Welch was appointed Acting Chief Financial Officer on March 4, 1995 and served in that capacity until July 17, 1995. Mr. Welch was again appointed Acting Chief Financial Officer and Treasurer and served in that capacity until his appointment to Chief Financial Officer and Treasurer on June 7, 1997. From 1992 to 1994, Mr. Welch was the Chief Executive Officer of Coral Communications, Inc., a corporation formed to acquire and operate radio properties. Mr. Welch is also President of San Francisco Radio, Inc. (from 1992 to the present) and was President of Portland Radio, Inc. (during 1992). Prior to 1992, Mr. Welch was the Vice President, Finance and Treasurer of King Broadcasting Company, Inc., a diversified media company. Mr. Welch is on the Board of Directors and the Executive Committee of the Foundation for Health Care Quality.

Roland H. Webb (age 46) - Officer since 1994
Mr. Webb has been in his current position as President and Chief Operating Officer of the Company's wholly-owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), since March 1995. Mr. Webb joined Todd Pacific in August 1993, first as a consultant and then was elected to the position of Vice President and General Manager of Todd Pacific. Mr. Webb is a marine engineer and has been involved in commercial shipyard operations management since 1979. Prior to his arrival at Todd Pacific, he was the Project Director for Integrated Ferry Constructors of a major contract in British Columbia, Canada to construct the largest passenger car ferries in Canada.

Patrick W.E. Hodgson - Biography above in INFORMATION CONCERNING
NOMINEES

EXECUTIVE COMPENSATION

CASH COMPENSATION
The following table sets forth the cash compensation paid to the Company's Chief Executive Officer and each of the other executive officers of the Company whose compensation exceeded $100,000:

                                               Long       All
                                   Annual      Term      Other
                                   Compen-    Compen-   Compen-
                                   sation     sation    sation
                                   ------     -------   -------
                                               Stock
                                              Option
Name and                                      Awards
Principal Position        Year    Salary (1) (Shares)    Other
================================================================
Patrick W.E. Hodgson      1997    $150,000          -    $  900
Chairman and Chief        1996     150,000     20,000       675
 Executive Officer        1995     150,000    100,000       609
Todd Shipyards

Stephen G. Welch          1997     124,250          -        88
Vice President, Chief     1996     109,615     20,000        76
 Financial Officer        1995     100,000     75,000         -
 and Treasurer
Todd Shipyards and
Todd Pacific

Roland H. Webb            1997     133,480          -       164
President and Chief       1996     130,000     20,000       162
 Operating Officer        1995     123,475     25,000         -
Todd Pacific

Michael G. Marsh          1997     103,231          -       103
Secretary and General     1996      99,189     15,000        91
 Counsel                  1995      96,768     10,000        48
Todd Shipyards and
 Todd Pacific


OPTION GRANTS IN LAST FISCAL YEAR
There were no grants of stock options in the fiscal year ended
March 30, 1997.

The following table sets forth certain information regarding options exercised by the named executives during the year ended March 30, 1997, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are "in-the-money." In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased from the grant value.

                                       Total         Value of
                                     Number of      Unexercised
               Shares     Value      Unexercised    in-the-money
              Acquired   Realized    Options at     Options at
                 on         on       Fiscal year-   Fiscal year-
              Exercise   Exercise    end (#) (1)    end($) (1)(2)
                 (1)                 Exercisable/   Exercisable/
                                    Unexercisable  Unexercisable

P. Hodgson         0          0         120,000      $137,500
                                              0             0
S. Welch           0          0          72,666        74,240
                                         22,334        10,125
R. Webb            0          0          31,666        34,375
                                         13,334             0
M. Marsh           0          0          11,666         7,499
                                         13,334         3,751

(1)  The Company has no granted or outstanding Stock Appreciation
Rights.

(2) The Value of Unexercised In-the-Money Options is based upon the closing price of the Company's Common Stock on the New York
Stock Exchange on March 27, 1997 of $5 5/8 ($5.625) per share.

The Company did not have any Restricted Stock Awards or Long-Term Incentive Payouts ("LTIP") either granted or outstanding in fiscal year 1997. As a result of the foregoing, the Company has not included such information in the above presented tables since disclosure is not applicable.

TODD SHIPYARDS CORPORATION RETIREMENT SYSTEM.
The Todd Shipyards Corporation Retirement System as amended as of July 1, 1991 (the "Retirement Plan") is a pension plan originally established by the Company on August 1, 1940 to provide lifetime retirement benefits to eligible employees. The Retirement Plan is a qualified defined benefit plan under ERISA and covers substantially all employees of the Company who have completed six months of continuous service (as defined). The Retirement Plan is administered by a committee (the "Retirement Board") of not less than three persons appointed by the Board of Directors. On June 30, 1993 the Board of Directors approved an amendment to the Retirement Plan to freeze membership in the Retirement Plan, declining membership to any persons hired after July 1, 1993. Accordingly, Messrs. Hodgson, Welch and Webb do not participate in the Retirement System.

A participant is generally eligible for a benefit under the Retirement Plan on his or her normal retirement date, which is age 65. The annual normal retirement allowance payable upon retirement is equal to 1 3/4% of the participant's average final compensation (as defined) multiplied by his years of credited service (as defined), reduced by the lesser of (i) 1/2% of the employee's covered compensation (as defined) for each year of credited service not in excess of 35 years or (ii) 50% of the benefit that would be provided if the benefit were limited to the employer-provided portion based on the employee's covered compensation and had been determined without regard to the reduction.

Payment of benefits under the Retirement Plan are normally paid in an annuity form beginning at age 65, with reductions for commencement of benefits prior to age 65. Participants demonstrating good health can elect a lump sum form of payment.

Pension Plan Table
                                    Years of Service
Average Final
Compensation         _______________________________________________
                     15        20        25        30        35
$100,000           $24,551   $32,734   $40,918   $49,102  $57,285
 150,000            37,676    50,234    62,793    75,232   87,910
 200,000            50,801    67,734    84,668   101,602  118,536

Compensation covered by the Retirement Plan includes salary and any cash bonuses as indicated in the Cash Compensation Table above. The preceding Pension Plan Table indicates the pension benefits payable as a straight life annuity upon retirement for individuals with specified compensation levels and years of service. The benefits reflect an estimated deduction for the offset described above. The estimated credited years of service for Mr. Marsh is 13 years.

No amounts were paid or distributed from the Retirement System to any of the executive officers named in the Cash Compensation Table or to the executive officers of the Company as a group during fiscal year 1997. The estimated accrued annual benefits payable upon retirement at normal retirement age for Mr. Marsh is $19,693.

TODD SHIPYARDS CORPORATION SAVINGS INVESTMENT PLAN.
The Todd Shipyards Corporation Savings Investment Plan as amended and restated as of April 1, 1989 (the "Savings Plan") is a profit sharing plan originally established on July 1, 1984 to provide retirement benefits to participating employees. The Savings Plan is intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

The Savings Plan covers all full-time employees of the Company with at least six months of service. Under the Savings Plan, a participant may elect to make before-tax contributions by reducing eligible compensation (as defined) to an amount equal to a percentage of such compensation from 1% up to and including 16%. Prior to March 31, 1989, participants were permitted to make after-tax contributions to the Savings Plan; however, no such contributions have been permitted since such date although such accounts continue to be credited with investment earnings and losses. Each participant may direct the committee which administers the Savings Plan to invest his or her before-tax contributions among the available investment subfunds which include, at present, a range of domestic and foreign equities and bond funds.

Employer contributions, if any, to the Savings Plan are made in amount equal to a specified percentage of the first 6% of each participant's pre-tax contributions as determined by the Board, in its sole discretion, for each calendar quarter depending on the profits and performance of the Company. The Company made no matching contributions to the Savings Plan during fiscal 1997.

Each participant has a 100% vested, nonforfeitable right to all before-tax contributions. Each participant has a vested, nonforfeitable right to any employer matching contributions made to his or her account based on a vesting schedule which provides for 20% of the account to become vested for each of the participant's first five years of service.

For employees hired on or after March 31, 1989, benefits under the Savings Plan are payable only in the form of a lump sum payment payable upon request at any time after termination of employment. Employees hired before March 31, 1989 will be paid in the form of annuities unless they elect a lump sum form of payment.

ADDITIONAL INFORMATION WITH RESPECT TO
COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION
IN COMPENSATION DECISIONS
None of the members of the Company's Compensation Committee (i) were, during the fiscal year, an officer or employee of the Company; (ii) was formerly an officer or employee of the Company; or, (iii) had any relationship requiring disclosure by the Company as Certain Relationships and Related Transactions other than the Company's engagement of the law firm of Greensfelder, Hemker & Gale, P.C. of which Mr. Lehrer is a stockholder and officer.

None of the executive officers of the Company served as a member of a compensation committee of any entity whose executive officers or directors served on the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS * The Compensation Committee (the "Committee") of the Board of Directors establishes the general compensation policies of the Company, administers the Company's Incentive Stock Compensation Plan and establishes the cash compensation of executive officers. The Compensation Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the SEC.
During Fiscal Year 1995, the Committee retained an independent compensation consultant to review and evaluate the compensation plans of the Chief Executive Officer and the other executive officers of the Company. Several nationally recognized surveys and sources were utilized to evaluate the cash and equity compensation practices of the Company. Where possible, direct comparisons were made to companies in the same or similar industries in order to establish compensation practices consistent with the marine industry as a whole. The Committee believes that the exercise undertaken by the independent consultant resulted in accurate data from which to establish proper market placement of the Company's executive officers.
The Committee further believes that executive officer compensation, including that of the Chief Executive Officer's should be heavily influenced by Company performance and achievement of goals. Annually, the Committee establishes each executive officer's cash and equity compensation based on the Board of Directors' evaluation of the Chief Executive Officer, and the evaluation by the Board of Directors and Chief Executive Officer of the other executive officers, including in such evaluation their past performance and relative impact on the success of the Company and the achievement of its goals.
The Committee in conjunction with the entire Board of Directors reviewed the compensation arrangements of the Chief Executive Officer and the other executive officers during Fiscal Year 1997 and made adjustments based on individual performance of each and in the case of the Chief Financial Officer, an increase in base pay commensurate with an assigned increase in the scope of his responsibilities. The Chief Executive Officer's base salary remained frozen at his request. The Committee continues to utilize the compensation studies performed in Fiscal Year 1995 and believes them to be a valid assessment of the current compensation practices in the marine industry. Any future adjustment of executive officers' compensation will be accomplished in accordance with the procedures established and adopted as a result of the Fiscal 1995 outside review.
The  Committee  has  developed a compensation  strategy  for  the
Company's executive officers which provides incentives for (i) short and long-term strategic management, (ii) enhancement of stockholder value, (iii) the Company's annual and long-term performance, (iv) individual performance, and (v) other criteria designed to further align the interests of the Company's officers with those of its stockholders. The Committee and the Board of Directors believe that management's ownership of an equity interest in the Company is an incentive in building shareholder value and aligning the long term interests of management and shareholders. The Board of Directors did not grant any additional stock options to its executive officers in Fiscal Year 1997.
Steven A. Clifford
John D. Weil

* The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under either the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

PERFORMANCE GRAPH
The following graph compares the Company's Common Stock performance (Company-Index) to that of the Dow Jones Industrial Average (DJIA-Index) and the Dow Jones Transportation Equipment Average (DJTE-Index). The Dow Jones Industrial Average and the Dow Jones Transportation Equipment Average assume the reinvestment of dividends. No such assumption was used in computing the Company Index as the Company has not paid any dividends for the last five years and therefore the values presented represent only the stock prices.

[Graph deleted in EDGAR version and replaced by the following data]

The following table outlines the points used in the performance graph. Company = Todd Shipyards Corporation; DJTE = Dow Jones
Industrial Average-Transportation Equipment; DOW = Dow Jones
Industrial Average.

Dates          Company Index     DJTE Index       DOW Index
--------------   ----------      ----------    -------------
March 29, 1992     100.00          100.00          100.00
March 28, 1993     119.44          119.86          109.69
April 3, 1994      100.00          138.14          119.19
April 2, 1995      130.56          123.71          140.19
March 31, 1996     163.89          131.29          193.04
March 30, 1997     125.00          156.43          232.19

The information presented in the performance graph indicates that $100 invested in the Company's Common Stock on March 31, 1991 would be worth $134.09 on March 30, 1997 which represents a compounded rate of return of 6.04% The same amount hypothetically invested in the Dow Jones Transportation Equipment and Dow Jones Industrial Averages would be worth $171.18 or $220.82, respectively, which represent a compounded rate of return of 11.48% and 17.17%, respectively.
______________________________________________

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, after consideration of the recommendation of the Audit Committee, has appointed Ernst & Young LLP to serve as independent public accountants for the Fiscal Year ending March 29, 1998 and at the Meeting, the Board will recommend that stockholders ratify such appointment. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and be available at that time to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
FOR THE FISCAL YEAR 1998
______________________________________________
PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to shares of the Common Stock which are held by (i) persons known to the Company to be the beneficial owners of more than 5% of said stock, (ii) each current director, (iii) each Nominee, (iv) all current executive officers and directors as a group, and (v) all Nominees as a group. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and more generally as the power to vote or dispose of securities regardless of any economic interest therein. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to the shares indicated. All information set forth on the following table is as of March 30, 1997, except as otherwise noted, and is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

                                Amount and Nature
Name of                           of Beneficial    Percent of
Beneficial Owner                   Ownership (1)   Class (2)
------------------------------  ------------------ ---------
Brent D. Baird                       1,553,100(3)        15.67%
  1350 One M&T Plaza
  Buffalo, NY  14203
Steven A. Clifford                       8,000             ---
Patrick W.E. Hodgson                   165,000(4)         1.63%
Joseph D. Lehrer                         2,000             ---
Philip N. Robinson                     115,500(5)         1.17%
John D. Weil                         1,020,600(6)         10.30%
  509 Olive Street, Suite 705
  St. Louis, MO  63101
Peter Cundill & Associates             676,100             6.82%
  c/o John P. Walsh, Esq.
  101 South Hanley Road, Suite 1600
  St. Louis, MO  63105
All Current Directors and Executive   2,990,064(7)         29.60%
  Officers as a Group (10 persons)
All Nominees as a Group (6 persons)   2,864,200            28.35%

(1) All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is given for holdings less than one percent of the outstanding Common Stock.

(3) Mr. Baird owns directly 35,000 shares; Mr. Baird also holds indirectly 40,000 shares in a personal holding company, 4,700 shares in a retirement fund, 5,000 shares as trustee for Jane D. Baird, and 20,000 held by his spouse. The figure in the table also includes shares held by persons and organizations who may be deemed to be Mr. Baird's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Mr. Baird may be deemed to have shared voting power and/or dispositive power over such shares. However, Mr. Baird disclaims shared voting power, shared dispositive power and/or beneficial ownership of all such shares.

(4) Includes 45,000 shares directly beneficially owned by Cinnamon Investments Limited and options for 120,000 shares granted to Mr. Hodgson and currently exercisable. Mr. Hodgson owns 100% of Cinnamon Investments Limited and has sole voting and investment control over such shares.

(5) Philip N. Robinson owns directly 8,500 shares. The figure in the table includes shares held by persons and organizations who may be deemed to be Mr. Robinson's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Individual members and organizations in the Robinson Family beneficially own shares of stock as follows: Robinson Investment, a general partnership of Mr. Robinson's four children, directly beneficially owns 95,000 shares; Mr. Robinson's son Todd Robinson directly beneficially owns 12,000 shares. Mr. Robinson may be deemed to share voting and investment power over all such shares, and therefore may be deemed to have beneficial ownership of an aggregate of 107,000 shares; Mr. Robinson disclaims beneficial ownership of all such shares.

(6) John D. Weil may be deemed to have sole voting and dispositive power with respect to 988,600 shraes which include 12,000 shares held directly by Clayton Management Co. and 976,600 shares held by a family partnership of which Clayton Management Co. is the general partner. Mr. Weil is the President and sole shareholder of Clayton Management Co. The remaining 32,000 shares represent shares held by persons and organizations who may be deemed to be Mr. Weil's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended, and Mr. Weil may be deemed to have indirect shared beneficial ownership with respect to such shares.

(7) Includes an aggregate of 235,998 shares subject to options exercisable at June 20, 1997 (or becoming exercisable within 60 days thereafter) and an aggregate of 8,866 shares held through the Savings Plan. Does not include 172,000 shares of Common
Stock held by the Retirement System, of which Mr. Hodgson is a co-trustee. All four co-trustees participate equally in voting securities, including the Common Stock, held by the Retirement System. Mr. Hodgson disclaims beneficial ownership of the 172,000 shares held by the Retirement System.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
The Company has retained the law firm of Greensfelder, Hemker &
Gale, P.C., of which Mr. Lehrer is a stockholder and officer, relating to various corporate issues.

Messrs. Hodgson and Baird are members of the Board of Directors of First Empire State Corporation whose wholly owned subsidiary, M&T Bank serves as the Company's principal depository. The Company pays to M&T Bank usual and customary fees for its banking services.

Mr. Robinson is Vice President of Van Kasper & Company (private brokerage) who has served as broker in certain purchases by the Company of its common shares on the open market. For its services, Van Kasper & Company received the usual and customary commissions for like or similar transactions.

VOTING AND SOLICITATION OF PROXIES
Only holders of record of the Common Stock at the close of business on June 20, 1997 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the date of filing this proxy statement, there were 9,910,180 outstanding shares of Common Stock.

Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. At the Meeting, directors of the Company will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Thus, the candidates, up to the number of directors to be elected, receiving the highest number of votes will be elected. The election of the nominees for Director and the ratification of the appointment of independent public accountants will require the affirmative vote of the holders of a majority of the Common Stock present at the meeting in person or represented by proxy and entitled to vote thereon.

Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy who attends the Meeting may vote in person by ballot instead of by proxy, thereby revoking any previously executed proxy. All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this proxy statement (Proposal No. 1), and in favor of the ratification of the appointment of Ernst & Young LLP as independent public accountants (Proposal No. 2). The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed form of proxy or voting instruction form (as the case may be), and of soliciting proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The initial solicitation of proxies by mail may be supplemented by telephone, telegram and in-person solicitation by directors, nominees for director, officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

The Company has retained W.F. Doring and Company to solicit proxies from individuals, brokers, bank nominees and other institutional holders. W.F. Doring and Company will be paid fees of approximately $2,000, and will be reimbursed for their reasonable expenses in connection with this solicitation.

Except as described in this proxy statement, to the best of the Company's knowledge, no person who has been a director or executive officer of the Company since the beginning of its last fiscal year, no Nominee, nor any associate of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon, other than elections to office.

Individuals, brokers, banks and other institutional holders should direct questions concerning this solicitation or the procedure to be followed to execute and deliver a proxy to W.F.
Doring and Company at (201) 420-6262.

STOCKHOLDER NOMINATIONS
Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders by any stockholder of the Company entitled to vote for the election of directors at such meeting who complies with the following procedures. Such nominations made by a stockholder shall be made pursuant to a written notice received by the Secretary of the Company not less than 90 days prior to such meeting. Such stockholder's notice to the Secretary must set forth (a) the name, age and address, as they appear on the Company's books, of the stockholder who intends to make the nomination, (b) the name, age, occupation, business and residence addresses, if known, and the principal occupation of each person whom the stockholder intends to nominate, (c) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (d) a description of all arrangements and understandings between the stockholder and each person the stockholder intends to nominate and each other person or persons if any (naming such person or persons and stating the beneficial ownership of securities of the Company or each such person), (e) such additional information with respect to each nominee proposed by the stockholder as would have been required to be included in a proxy statement pursuant to the then effective proxy rules of the SEC had each such proposed nominee been nominated by the Board of Directors of the Company, and (f) a consent to be nominated and to serve as a director, if elected, signed by each such proposed nominee.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
Stockholders desiring to exercise their rights under the SEC's proxy rules to submit proposals for consideration by the stockholders at the 1998 Annual Meeting are advised that their proposals must be received by the Company no later than May 6, 1998 in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

ANNUAL REPORT TO STOCKHOLDERS
The 1997 Annual Report of the Company, which includes financial statements for the fiscal periods ended March 31, 1996 and March 30, 1997 is being mailed to the stockholders with this proxy statement. The Annual Report is not to be considered part of the soliciting material.

OTHER MATTERS
The Board of Directors is not aware of any business to be presented at the Meeting except the matters set forth in the Notice of Annual Meeting and described in this proxy statement. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

COPIES OF THE COMPANY'S REPORT ON FORM 10-K TO THE SEC CAN BE
OBTAINED WITHOUT CHARGE BY STOCKHOLDERS (INCLUDING BENEFICIAL
OWNERS OF THE COMPANY'S COMMON STOCK).
SHAREHOLDER RELATIONS DEPARTMENT
TODD SHIPYARDS CORPORATION
1801-16TH AVENUE SW
SEATTLE, WASHINGTON 98134


Dated: June 30, 1997